UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

License Agreement

On December 11, 2014, Anthera Pharmaceuticals, Inc. (“Anthera” or the “Company”) entered into a license agreement (the “License Agreement”) with Zenyaku Kogyo Co., Ltd. (“Zenyaku”) pursuant to which the Company granted Zenyaku an exclusive license to certain patent rights, know-how and other intellectual property relating to blisibimod.

Under the agreement, Zenyaku obtained (i) exclusive rights to develop, use, sell, have sold, offer for sale and import blisibimod and any related products containing any of blisibimod’s binding domains, including but not limited to any pegylated (or otherwise chemically modified) blisibimod binding domain, (ii) certain rights to grant sublicenses and (iii) an option to expand the territory of the license to include China (including Hong Kong), Singapore, Taiwan, Philippines, Thailand, Malaysia, Vietnam, Indonesia and South Korea (“Additional Asian Countries”). The licensed patent rights include all patents controlled by Anthera or its affiliates relating to blisibimod, including those licensed to Anthera under that certain License Agreement dated December 18, 2007 between Anthera and Amgen Inc. (“Amgen”) as amended October 16, 2009 and November 26, 2014 (the “Amgen Agreement”).  Anthera retained the right to practice and grant licenses relating to blisibimod technology in all areas outside of the licensed territory, to manufacture and have manufactured compounds and products relating to blisibmod anywhere in the world and to conduct or have conducted clinical trials and other studies of compounds and products relating to blisibmod anywhere in the world.  The development activities of both Anthera and Zenyaku will be overseen by a joint development committee.

Under the terms of the License Agreement, Zenyaku assumes sole responsibility for the sale, marketing, promotion and commercialization of products relating to blisibimod in the licensed territory, and is obligated to use commercially reasonable efforts to market, promote, sell and commercialize licensed products in such territory.

The License Agreement provides that Zenyaku will make a forgivable loan to Anthera in the aggregate principal amount of $7,000,000.  In exchange, Anthera will issue a Secured Promissory Note to Zenyaku (the “Note”).  The Note accrues interest at the rate of 1% per annum and has a maturity date of December 11, 2021.  $5,000,000 of the loan, together with interest thereon, shall be automatically forgiven upon certain achievement of the primary endpoint identified in the first Phase 3 Study for blisibimod to treat Immunoglobulin A Nephropathies in humans.  Additionally, $2,000,000 of the loan, together with interest thereon, shall be automatically forgiven upon the submission of the first Biologics License Application for blisibimod in the licensed territory.  The Note will be secured by certain information and material necessary for the manufacture of blisibimod.  The License Agreement provides that Zenyaku will reimburse Anthera for i) 100% of blisibimod development cost in Japan; 2) a percentage of global blisibimod development cost outside of Japan; and 3) exclusive purchase of blisibimod clinical drug supplies at cost and blisibimod commercial drug products at premium from Anthera.

Zenyaku is also obligated to make the following milestone payments: (i) $5,000,000 for the first Biologics License Application approval of a product in the licensed territory, (ii) $2,000,000 for the first Biologics License Application approval of a product in the licensed territory for the first follow-on indication,  (iii) $5,000,000 when the aggregate net sales of all products in Japan equal or exceed $150,000,000,  (iv) $10,000,000 when the aggregate net sales of all products in Japan equal or exceed $250,000,000.

Pursuant to the License Agreement, the Company and Zenyaku have also entered into that certain Stock Purchase Agreement, dated December 11, 2014, under which, within 30 days of the agreement date, the Company may require Zenyaku to purchase up to $7,000,000 of shares of its common stock at a purchase price equal to 1.3 times the volume weighted average price of the Company’s common stock for 20 trading days prior to the delivery of the closing notice (the “Premium Purchase Price”).  The Company may also require Zenyaku to purchase up to an additional $8,000,000 of shares of the Company’s common stock at the Premium Purchase Price in quarterly installments of no more than $2,000,000 during the period from June 1, 2015 to March 31, 2016.  Additionally, prior to May 31, 2016, the Company may sell up to $4,000,000 of shares of the Company’s common stock to Zenyaku at the Premium Purchase Price should Zenyaku elects to exercise their option for the Additional Asian Countries.  All sales under the Stock Purchase Agreement are subject to the condition that Zenyaku will not at any time be obligated to purchase such number of shares of common stock that would result in Zenyaku being the beneficial owner of more than 15% of the Company’s issued and outstanding shares of common stock.

In connection with the License Agreement, the Company also amended the Amgen Agreement to (i) adjust certain royalty and milestone payment obligations payable to Amgen in light of the anticipated collaboration between Anthera and Zenyaku and (ii) to provide that the sublicense granted by Anthera to Zenyaku shall survive the termination of the Amgen Agreement.  Under this amendment, Anthera also agreed to grant Amgen that number of shares of its common stock equal $1,000,000 divided by the volume weighted average price of the Company’s common stock for 20 trading days prior to issuance.

The Company issued a press release on December 15, 2014 announcing its entry into the License Agreement.  The press release is furnished hereto as Exhibit 99.1.

Item 9.01.             Financial Statements and Exhibits.

 (d) Exhibits. The following documents are furnished as exhibits to this report:

99.1	Press release dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2014	Anthera Pharmaceuticals, Inc.

	By:	May Liu
May Liu Principal Accounting Officer and Senior Vice President, Finance and Administration